                                                                    Exhibit 99.2
                                                                    ------------

                                 BROWNRAYSMAN

                   BROWN RAYSMAN MILLSTEIN FELDER & STEINER

                                                                    Sarah Hewitt
                                                                         Partner
                                                                    212-895-2190
                                                        shewitt@brownraysman.com

                                       August 14, 2003

BY FACSIMILE
------------
Martin Nussbaum, Esq.
Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174

               Re:  Hanover Direct, Inc.
Dear Marty:

       Hanover Direct, Inc. (the "Company") has reviewed the Schedule 13D Amendment filed by Chelsey Direct, LLC ("Chelsey") with the Securities and Exchange Commission on August 13, 2003. The Company believes that certain of the statements in Chelsey's Schedule 13D Amendment are materially incorrect, as set forth below.

       On Thursday, August 7, 2003, representatives of Chelsey, including you, attended a regularly scheduled meeting of the Board of Directors of the Company at the invitation of management of the Company endorsed by its Board of Directors. Senior management of the Company was also present at the meeting. The Company had requested that Chelsey make a brief (15-20 minute) presentation to the Board solely with respect to the following:

       1. Chelsey's vision and proposed plan for value creation opportunities at the Company above and beyond those currently articulated by management in its recent SEC filings and other public statements; and

       2. Chelsey's specific proposal for the terms of an exchange offer by which the Series B Preferred Stock would be exchanged for Common Stock of the Company and/or Chelsey's specific counteroffer to the Company's July 7, 2003 proposal.

The Company wanted to afford Chelsey the opportunity to speak directly to the entire Board of Directors and senior management of the Company and articulate how Chelsey's approach would benefit all the Company's stakeholders.

       At the meeting, Chelsey's representatives delivered to the Company a document entitled "Recapitalization of Hanover Direct, Inc. Summary of Terms" (the "Proposal") and made a presentation to the Board of Directors regarding the Proposal. That presentation was purportedly summarized in Chelsey's Amendment No. 3 to Schedule 13D as Exhibit E. The Company has the following material corrections and comments thereon:

1. In a letter dated July 11, 2003, from Chelsey to the Company, which Chelsey filed as an exhibit to its Amendment No. 1 to Schedule 13D, Chelsey stated that "we ascribe no value to the Common Shares." The Company wonders how Chelsey reconciles that statement with Chelsey's currently stated objective
"to profit from its investment in HNV in a transaction that aligns the interests of all of the holders of equity."

2. The Company is not aware of any concrete or specific efforts made by Chelsey "to work cooperatively" with the Company to effect the purchase of the 29,446,888 shares of Common Stock of the Company and the 1,622,111 shares of Series B Participating Preferred Stock of the Company (collectively, the "Shares") held by Richemont Finance S.A. ("Richemont") at a discount. In addition, the Company is not aware of any verbal or written proposal made by Chelsey to the Company "which would have enabled HNV to acquire the Richemont securities at a discount on an immediate and unconditional basis."

3. Chelsey's statements that the Company "instead" elected to attempt to effect a purchase of the Shares on its own and that the Company failed in such efforts are incorrect. The Company's efforts in this regard had long preceded any awareness of a possible Richemont/Chelsey transaction. Between September 2002 and May 2003, the Company discussed various transactions with Richemont involving a repurchase of the Shares. As you should be aware, as a result of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 21, 2002 and in subsequent Exchange Act filings, the Company made an alternative proposal to Richemont for the redemption of the Series B Preferred Stock on or about October 30, 2002 which Richemont rejected, and the Company represented it would continue to explore all reasonable opportunities to redeem and retire the Series B Preferred Stock thereafter. Its pursuit of further opportunities to redeem and retire the Series B Preferred Stock culminated in the May 13, 2003 proposal to

Richemont, to which Richemont did not respond, which the Company reported in a Current Report on Form 8-K, dated May 27, 2003. The Company believes that it is party to a confidentiality agreement with Richemont that precludes making known the substance of its discussions with Richemont with third parties such as Chelsey. Further, the Company has no obligation to Chelsey to disclose its activities with Richemont. However, the Company did share with you at an April 9, 2003 meeting that it was continuing to work with Richemont, and to suggest otherwise is misleading.

4. Chelsey's statements that the Company took an aggressive tack by refusing to transfer record ownership of the Shares and instituting litigation are incorrect. Rather, the Company has endeavored to ensure the US securities and other laws are followed as they apply to transactions in the Company's securities. The Company has repeatedly informed Chelsey and Richemont that it believed that Richemont's proposed sale and its reported sale of its interest in the Company occurred while Richemont was in possession of material, non-public information in violation of both federal and state law starting as early as April 7, 2003. By letter dated May 27, 2003, the Company requested that American Stock Transfer & Trust Company, the transfer agent for the Common Shares, not register the transfer of the Common Shares from Richemont to Chelsey, in whole or in part, without first notifying the Company of any request to do so and without having first received the Company's agreement in writing to do so while the Company is examining these issues. The Company stated that it intended to treat in a similar fashion any request for transfer of the Series B Perferred Shares for which it acts as the transfer agent while it examined these issues. The Company later stated that, as a result of its belief that the sale of the Shares was made while Richemont was in possession of material, non-public information concerning the Company in violation of federal and state law, and in accordance with its duties and responsibilities, it would not recognize the transfer of the Shares from Richemont to Chelsey and, accordingly, the Company would not honor Chelsey's request for issuance of a new certificate representing the Series B Preferred Shares registered in its name. As stated in a Current Report on Form 8-K filed by Company with the SEC on July 17, 2003, the Company filed an action in the Supreme Court of the State of New York, County of New York (Index No. 03/602269) against Richemont and Chelsey, seeking a declaratory judgment as to whether Richemont improperly transferred the Shares to Chelsey on or about May 19, 2003 and whether the Company can properly recognize the transfer of those Shares from Richemont to Chelsey under federal and/or state law.

5. Chelsey's statement that the Company has acknowledged that, absent a significant asset disposition, the Company "cannot honor its contractual obligation to redeem the Series B Preferred shares, or even a sufficient number of such shares to eliminate [the holder of the Series B Preferred share's] entitlement to designate directors at the end of August" 2003, is incorrect. While the Company has stated in its Exchange Act filings with the SEC that, as a result of a strategic review of the Company's business and operations conducted during autumn 2002, the Company's management and the Company's Board of Directors concluded that it is unlikely that the Company will be able to accumulate sufficient capital, surplus, or other assets under Delaware corporate law or to obtain sufficient debt financing to either: (a) redeem at least 811,056 shares of the Series B Preferred Stock by August 31, 2003; or (b) redeem all of the shares of Series B Preferred Stock by August 31, 2005, it is premature to state that the Company cannot redeem all of the shares of Series B Preferred Stock by August 31, 2005.

6. Chelsey's statement that the Certificate of Designations of the Series B Preferred Stock obligates the Company to redeem the Series B Preferred Stock on August 31, 2005 is not correct in all material respects. The Company is required to take such action only to the extent consistent with the Delaware General Corporation Law. In addition, as stated in the Company's

Exchange Act filings with the SEC, pursuant to the terms of the Certificate of Designations, the Company's obligation and ability to redeem the Series B Preferred Stock is subject to its compliance with its agreements with Congress Financial Corporation.

7. In view of the fact that Chelsey has not had access to the Company's strategic plan, Chelsey is not in a credible position to state that the existence of the Series B Preferred Shares will, for the foreseeable future, impede increases in the Company's business. On the contrary, as indicated in the Letter to Shareholders in the Company's 2002 Annual Report to Shareholders, the Company's improvement in operating results of approximately $70 million from 2000 to 2002 and improvement in comparative EBITDA of approximately $44 million from 2000 to 2002 is an indication of the Company's ability to increase the value of its business despite the existence of the Series B Preferred Shares. It should be noted that the Company's "gain/loss from operations" in 2002 was its best since 1994.

8. The Company is not aware of any current opportunity it has "to realize value that would likely enable it to redeem the Series B Preferred Shares at [their] current accreted value." The Company would indeed be pleased to discuss any opportunities that Chelsey may be aware of to enable the Company to redeem the Series B Preferred Shares at their current accreted value today.

9. The Company takes exception to Chelsey's estimates of EBITDA growth that the Company would need to achieve in order to match Chelsey's proposal, and other figures used in the Proposal. The Company does not understand the basis for these statements nor how Chelsey could have arrived at such conclusions without access to detailed financial information and strategic and other operating plans of the Company.

10. Chelsey's statement that it has not formulated any specific intentions with respect to the Company's business, because it only had access to public information, and did not have access to management for a discussion or evaluation of alternatives is misleading. Chelsey did not mention that the Company's management offered to share information about the Company with Chelsey, but Chelsey refused to execute a confidentiality agreement to allow this interchange to take place on at least four occasions. Furthermore, while the Company specifically requested when it invited Chelsey to attend the meeting that it present its vision and proposed plan for value creation opportunities for the Company, Chelsey did not proffer any specific ideas on that topic at the meeting but only indicated that, "after effecting a recapitalization, the entire range of alternatives could be considered on the basis of what would be in the best interests of the [Company] and its stakeholders." The Company infers from Chelsey's statements that it made a sizable investment in the Company without having plans or proposals related to it.

11. The Proposal appears to be based on certain incorrect assumptions regarding the Company's assets and liabilities. Based on a preliminary review of the Proposal, the Company believes that the Proposal does not consider certain liabilities facing the Company, the value of which the Company cannot precisely predict. As reported in its ongoing Exchange Act filings with the SEC, the Company has significant contingent liabilities including but not limited to real property and equipment leases, accounts payable and pending litigation matters, which are not considered in the Proposal. In addition, the Company would have obligations to severed employees under its various Change-In-Control Plans, which would be triggered by the consummation of the transactions described in the Proposal. Lastly, and perhaps most importantly, the Proposal would trigger a default under the Company's secured lending agreement with Congress Financial Corporation.

        The Company believes that Chelsey should immediately correct the public record with respect to the foregoing points.

        This letter does not waive any rights and remedies the Company may have in the circumstances related to Chelsey's Schedule 13D Amendment.

                                         Very truly yours,

                                         /s/ Sarah Hewitt

                                             Sarah Hewitt